Exhibit 99.1
YAHOO! CONDUCTING SEARCH FOR NEW CEO
Co-Founder Jerry Yang to Step Down Following Appointment of
New CEO and Return to Former Role as Chief Yahoo! and Board Member
     SUNNYVALE, California, November 17, 2008 — Yahoo! Inc. (Nasdaq: YHOO) today announced that its Board of Directors has initiated a search for a new Chief Executive Officer. Jerry Yang, co-Founder of Yahoo!, has decided to return to his former role as Chief Yahoo! upon the appointment of his successor as CEO, and he will also continue to serve on the Board. Yang, 40, assumed the CEO role at the Board’s request in June 2007, and he has led Yahoo! through a strategic repositioning and transformation of its platform.
     Chairman Roy Bostock, working with the independent directors and in consultation with Jerry Yang, is leading the process of assessing potential candidates and determining finalists for consideration. The search will encompass both internal and external candidates, and the Board has retained Heidrick & Struggles, a leading international executive search firm, to assist in the process.
     “Over the past year and a half, despite extraordinary challenges and distractions, Jerry Yang has led the repositioning of Yahoo! on an open platform model as well as the improved alignment of costs and revenues,” said Roy Bostock. “Jerry and the Board have had an ongoing dialogue about succession timing, and we all agree that now is the right time to make the transition to a new CEO who can take the company to the next level. We are deeply grateful to Jerry for his many contributions as CEO over the past 18 months, and we are pleased that he plans to stay actively involved at Yahoo! as a key executive and member of the Board. ”
     “From founding this company to guiding its growth into a trusted global brand that is indispensible to millions of people, I have always sought to do what is best for our franchise,” said Jerry Yang. “When the Board asked me to become CEO and lead the transformation of the Company, I did so because it was important to re-envision the business for a different era to drive more effective growth. Having set Yahoo! on a new, more open path, the time is right for me to transition the CEO role and our global talent to a new leader. I will continue to focus on global strategy and to do everything I can to help Yahoo! realize its full potential and enhance its leading culture of technology and product excellence and innovation.”
About Yahoo!
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com or the company’s blog, Yodel Anecdotal.

MEDIA RELATIONS CONTACTS:
Adam Miller, Abernathy MacGregor Group
212-371-5999
alm@abmac.com
Brad Williams, Yahoo! Inc.
408-349-7069
bhw@yahoo-inc.com
INVESTOR RELATIONS CONTACT:
Marta Nichols, Yahoo! Inc.
408-349-3527
mnichols@yahoo-inc.com
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